UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2009

Global Energy Holdings Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32918	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

3348 Peachtree Road NE Suite 250, Tower Place 200 Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

(404) 814-2500
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 28, 2009, Global Energy Holdings Group, Inc., the registrant, entered into an Equity Interest Purchase Agreement (the “Agreement”) with Ball Ground Recycling, LLC; Wood-Tech, LLC; Bobo Grinding Equipment, LLC; Georgia National Trucking, LLC; BGR Trucking, LLC and Prime Management, LLC, all as Georgia limited liability companies (collectively, the “LLCs”); Bobo Grinding, Inc., a Georgia corporation (the “Corporation,” collectively with the LLCs, the “Companies,” and each, individually, a “Company”); Jimmy Bobo and David Bobo, residents of the State of Georgia (collectively, the “Sellers” and each, individually, a “Seller”); and BG Land, LLC, a Georgia limited liability company (the “Bobo RE Entity”).  If the acquisition closes as provided in the Agreement, we will acquire a wood fuel recycler and landscape materials manufacturer that recycles wood waste into mulch, topsoil, potting soils and or fuel for industrial customers and the generation of renewable energy.

Under the Agreement, we plan to purchase all of the outstanding equity interests of the Companies and approximately 82 acres of real estate located in Cherokee County, Alabama (the “Real Property”) from the Bobo RE Entity.  One of the Companies we are acquiring, Ball Ground Recycling, LLC leases real property in Ball Ground, Georgia on which a new wood fuel recycling plant (the “Recycling Plant”) is being constructed.

Under the terms of the Agreement, we agreed to pay or issue the following elements of the purchase price at the closing of the acquisition:

•	to pay all of the transaction expenses incurred by the Sellers and the Companies in connection with the transactions contemplated by the Agreement;

•	to pay $2,000,000 in cash to the Sellers, less the transaction expenses;

•
to issue a total of 4,000,000 shares of our common stock to the Sellers, consisting of 2,000,000 shares to each Seller, 1,000,000 of which is immediately vested and 1,000,000 of which will vest in accordance with the provisions of a restricted stock agreement to be entered into by each Seller as part of the acquisition; and

•
to cause Global Energy Systems – Ball Ground, LLC, our wholly-owned subsidiary (“GESBG”), to issue a $1,980,000 promissory note made payable to the Sellers and the Bobo RE Entity.  The promissory note will be secured by all of GESBG’s assets and mature on January 31, 2011.  Through December 31, 2009, the promissory note will bear interest at 7.0% per annum; thereafter, it will bear interest at 9.0% per annum.  Interest is payable quarterly.  After the closing, the principal amount of the promissory note will be increased by an amount equal to the cost of all inventory the Companies purchased during January 2009.

The purchase price assumes that the Companies will have at closing: (a) cash-on-hand of $50,000; and (b) net accounts receivable equal to $250,000 (based on the amounts collected in respect of such accounts receivable during the 12-month period following the closing of the acquisition), less certain accounts payable of the Companies.  To the extent either of the foregoing assumptions is incorrect, the parties to the Agreement have agreed to modify the promissory note accordingly.  In addition, we have agreed to assign to the Sellers any accounts receivable of the Companies in existence at the closing of the acquisition under which no amounts were collected during the 12-month period following the closing of the acquisition.

In connection with the transactions contemplated by the Agreement, we and/or GESBG will assume or otherwise agree to pay all of the Companies’ outstanding balances in debt totaling approximately $4,635,000 as of December 31, 2008 and accounts payable totaling approximately $2,543,000 as of October 31, 2008 and lease payments as described in more detail below.  In addition, the construction of the Recycling Plant had been financed with a bond offering in an approximate amount of $18,145,000, which we will repay through our lease payments to the Resource Recovery Development Authority of Cherokee County Georgia for the Recycling Plant.

We and each Seller made customary representations, warranties and covenants in the Agreement.

Under the Agreement, the Sellers agreed that they will not, until the earlier of the closing of the acquisition or termination of the Agreement, take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity (other than us) relating to the acquisition or investment in any Company or the Real Property.

In connection with the transactions contemplated by the Agreement, we and GESBG are also required to enter into several other agreements, including:

1.      A real estate lease for the Companies’ Canton, Georgia office.  Under the terms of the lease, GESBG agrees to lease this property from the Bobo RE Entity for three years, or until this property is sold by the Sellers, whichever is earlier.  In addition, should the Bobo RE Entity sell this property within four years of the date of the lease, GESBG and the Bobo RE Entity will each receive one-half of the net profits from the sale.  The monthly occupancy costs for this property, excluding maintenance, will be approximately $13,150.

2.       A real estate lease for Wood-Tech, LLC’s office in Acworth, Georgia.  Under the terms of the lease, GESBG agrees to lease this property from BG Land, LLC until September 30, 2009, or until GESBG transfers all operations to the Ball Ground wood fuel recycling facility being purchased in the acquisition, whichever is earlier.  The monthly occupancy costs for this property, excluding maintenance, will be approximately $22,500.

3.       An employment agreement between GESBG and each of Jimmy Bobo and David Bobo.  Under the terms of the respective employment agreements, each of them will receive an annual salary of $200,000, along with certain customary personal benefits.

4.       A restricted stock agreement with each of Jimmy Bobo and David Bobo.  Under the terms of the respective restricted stock agreements (which have identical terms), the first 1,000,000 shares issued to Mr. Bobo will vest on the closing of the acquisition.  We have a right to repurchase the remaining 1,000,000 shares of our common stock should Mr. Bobo be terminated for “cause” or resign without “good reason” (each as defined in his employment agreement) prior to the vesting of his shares.  500,000 of his shares will vest on each of the first two anniversaries of the employment agreement.  Should we terminate Mr. Bobo without “cause” or should Mr. Bobo resign with “good reason,” then all of his common stock will vest.  Our repurchase right will last for a period of ninety (90) days after the termination of Mr. Bobo’s employment, or such longer period as may be agreed upon between us and Mr. Bobo, and the repurchase price will depend on whether Mr. Bobo is terminated for “cause” or whether he resigns for “good reason.”  Should Mr. Bobo be terminated for “cause,” the repurchase price will be equal to the greater of: (a) $0.205/share; and (b) 90% of the fair market value at the time the repurchase option is exercised, as determined in good faith by our board of directors.  If our stock is listed on an exchange, however, the fair market value shall be the average stock price on such exchange for the 30 trading days ending prior to the 90th (and final) day of our repurchase option.  Should Mr. Bobo resign without “good reason,” the repurchase price will be equal to the lesser of: (y) $0.205/share; and (z) the fair market value at the time the repurchase option is exercised, as determined in good faith by our board of directors.  If our stock is listed on an exchange, however, the fair market value shall be the average stock price on such exchange for the 30 trading days ending prior to the 90th (and final) day of our repurchase option.

The closing of the acquisition is subject to certain conditions, many of which may be waived by us, including:

•	Each of the representations and warranties of the Sellers contained in the Agreement is be “bring down” conditions as of the closing date.

•
Each of the covenants and agreements contained in the Agreement to be performed by either Seller at or before the closing will have been performed in all material respects by such Seller at or before the closing.

•	We will have received a written consent from the bank approving the acquisition and the liens granted under the promissory note.

•	There will not have occurred any material adverse effect since the date of the Agreement.

•	We will have received evidence reasonably satisfactory to us that the Companies have at least $50,000.

•
We will be satisfied, in our sole discretion, with our continuing due diligence, including the results of a Phase I environmental report for the Ball Ground facility (which we must obtain at our own cost and expense).

•
We will have received independent confirmation that a Phase I environmental report for the Ball Ground facility had not been previously required by any governmental entity or third party providing financing therefor and that no performance bonds were required for the facility.

•	Our board of directors will have been increased to a total of 8 members to reflect the election of Jimmy Bobo as a new director, effective as of the date of the closing.

Subject to certain exceptions, we have agreed that the maximum liability of the Sellers for breaches of their representations and warranties is limited to $100,000 and, subject to certain exceptions, we have agreed that the maximum liability of the Sellers under the Agreement is limited to the amount of the promissory note and common stock being issued as part of the acquisition.  In addition, we have agreed that GESBG will indemnify the Sellers for any amounts paid by them on account of any of our secured lenders enforcing any personal guaranties provided by either Seller under any indebtedness GESBG or we are assuming as part of the acquisition.  We have also agreed to seek offset against the amounts we owe under the promissory note prior to seeking redress from the Sellers for any indemnification claim.

A copy of the press release we issued on February 5, 2009 to announce the acquisition is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

In connection with the transactions contemplated by the Agreement, on January 16, 2009, we became obligated to issue to each of Jimmy Bobo and David Bobo 2,000,000 shares of our common stock at the closing of the acquisition described in Item 1.01 above, which is subject to the various conditions to that closing.  Each of Jimmy Bobo and David Bobo represented that he was acquiring the shares solely for his own account and without any view towards resale, division or other distribution or disposition.  We agreed to issue the shares to each of Jimmy Bobo and David Bobo under an exemption from registration contained in Section 4(2) of the Securities Act of 1933.  Each of Jimmy Bobo and David Bobo is an accredited investor, and there was no general solicitation.  The share certificates evidencing the shares will be affixed with a legend to indicate that the shares were sold in a private offering and their transfer is restricted.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

We will file the required pro forma financial statements in an amendment to this report as soon as practicable but not later than 71 days after the date on which this report must be filed.

(b)	Pro Forma Financial Information.

We will file the required financial statements in an amendment to this report as soon as practicable but not later than 71 days after the date on which this report must be filed.

(d)           Exhibits

Exhibit No.	Exhibit

99.1	Press release issued by Global Energy Holdings Group, Inc. on February 5, 2009.

SIGNATURES

           Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Energy Holdings Group, Inc.

Date: February 5, 2009	By:	/s/ Romilos Papadopoulos
Romilos Papadopoulos
Chief Financial Officer